Exhibit 99.1

[LOGO OF BIG CITY RADIO APPEARS HERE]

FOR IMMEDIATE RELEASE

BIG CITY RADIO ANNOUNCES ADOPTION OF PLAN OF

LIQUIDATION AND DISSOLUTION BY BOARD OF DIRECTORS

New York, August 22, 2003 — Big City Radio, Inc. (AMEX: YFM) today announced that its board of directors has unanimously adopted a plan of complete liquidation and dissolution for Big City Radio.

Adoption of the plan follows a review of strategic alternatives that Big City Radio commenced in the fall of 2002. As previously announced, Big City Radio has completed the sales of 11 of its 12 remaining radio stations and is in negotiations to sell the 12th station. The company undertook these asset sales as part of an auction process to raise the funds necessary to pay the principal and interest on its 11 1/4% senior discount notes due 2005. Noteholders accelerated payment of the notes as a result of defaults by Big City Radio under the notes. Big City Radio has paid substantially all of the net cash proceeds from the asset sales to the paying agent for the notes.

Big City Radio is currently unable to estimate with certainty the amount of its remaining assets that it will have to apply to satisfy its liabilities and obligations. Therefore, Big City Radio cannot predict at this time the amount of any future distributions it will be able to make to its stockholders after providing for payment of those liabilities and obligations.

Big City Radio’s plan of complete liquidation and dissolution will require stockholder approval under Delaware law. Information describing the plan and related matters will be filed with the Securities and Exchange Commission and mailed to stockholders. Stockholders should read that information carefully when it becomes available, because it will contain important information about the plan.

Statements in this release relating to matters that are not historical facts are forward-looking statements. Such forward-looking statements involve risks, uncertainties, and other factors, which may cause the actual results, performance or achievements of Big City Radio to be materially different from those expressed or implied by such forward-looking statements. Risks and uncertainties involving the plan of liquidation and dissolution relate to the timing and amount of distributions, if any, to stockholders, the ability of Big City Radio to sell its remaining assets on acceptable terms or at all, the amount and type of Big City Radio’s liabilities and obligations, and the willingness of creditors of Big City Radio to accept payments in satisfaction of their claims. Information about some of these risks and uncertainties is contained in Big City Radio’s annual report on Form 10-K for its fiscal year ended December 31, 2002 and other filings with the Securities and Exchange Commission

Contact:

Big City Radio, Inc.

Investor Relations:

Paul R. Thomson, 310/556-2489